Exhibit 99.1

Home Point Capital Reports Fourth Quarter 2022 Financial Results

– Quarterly Origination Volume of $1.7 billion  –

– $89.1 million reduction in total expenses compared to fourth quarter of prior year –

– Available liquidity of $662.5 million –

– Fourth Quarter 2022 Net Loss of $36.8 million, or $(0.27) per Share –

ANN ARBOR, Mich., March 9, 2023 -- Home Point Capital Inc. (NASDAQ: HMPT) (together with its subsidiaries, “Home Point Capital” or the “Company”), the parent entity of Home Point Financial Corporation (“Homepoint”), today announced its financial results for the fourth quarter and full year ended December 31, 2022.

“As 2022 was largely characterized by an increasingly challenging market, our primary strategic focus was on resetting the organization to navigate the current environment and best position Home Point for long-term sustainability,” said Willie Newman, President and Chief Executive Officer. “We have made significant progress on key initiatives that will enhance our liquidity, improve our operational performance, and serve as a springboard for growth and a path to profitability in 2023.”

Fourth Quarter and Full Year 2022 Financial and Key Performance Indicator Summary

($mm, except per share values)	For the quarter ended			For the year ended 12/31
	12/31/2022	9/30/2022	12/31/2021	2022	2021

Total Funded Origination Volume	$1,691.3	$4,142.0	$20,516.0	$27,680.3	$96,203.4
Total Fallout Adjusted Lock Volume	$1,403.1	$3,734.7	$17,332.7	$26,605.2	$83,144.6
Gain on sale margin (bps)[1]	22	4	59	43	90
Servicing portfolio - Units	315,478	331,264	425,989	315,478	425,989
Servicing portfolio - UPB	$88,668.6	$94,087.8	$128,359.6	$88,668.6	$128,359.6

Total revenue, net	$19.2	$8.3	$180.5	$255.6	$961.5
Origination segment direct expenses	27.2	46.1	99.5	221.5	513.6
Servicing segment direct expenses	13.0	14.8	15.9	58.0	70.9
Corporate expenses	22.9	54.8	36.8	155.4	168.1
Total expenses	63.1	115.7	152.2	434.9	752.6
Net (loss) income	$(36.8)	$(94.3)	$19.3	$(163.7)	$166.3
Net (loss) income per share	$(0.27)	$(0.68)	$0.14	$(1.18)	$1.19

(1) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, and interest income (expense), net for the Origination segment.

Fourth Quarter 2022 Highlights

•	Quarterly funded origination volume was $1.7 billion, compared to $20.5 billion in the fourth quarter of 2021, and $4.1 billion in the third quarter of 2022.

•	Total revenue, net of $19.2 million, compared to $180.5 million in the fourth quarter of 2021 and $8.3 million in the third quarter of 2022.

•	Total revenue in the Origination segment of $3.0 million, compared to $102.9 million in the fourth quarter of 2021 and $1.7 million in the third quarter of 2022.

•
Gain on sale margin attributable to channels, before giving effect to the impact of capital markets and other activity, was 86 basis points in the fourth quarter of 2022, compared to 58 basis points in the fourth quarter of 2021 and 51 basis points in the third quarter of 2022.

•	Total expenses of $63.1 million improved 58.5% versus the fourth quarter of 2021 and 45.5% from the third quarter of 2022.

•
Net loss of $36.8 million (or $(0.27) per basic and diluted share), compared to net income of $19.3 million (or $0.14 per basic and diluted share) in the fourth quarter of 2021, and net loss of $94.3 million (or $(0.68) per basic and diluted share) in the third quarter of 2022.

•	Broker Partners of 9,259 as of December 31, 2022 increased by 1,247 from the fourth quarter of 2021, and increased by 143 from the third quarter of 2022.

•	We had 1,658 active broker partners In the fourth quarter of 2022.

•	Servicing customers of 315,478, down 25.9% from the fourth quarter of 2021, and down 4.8% compared to the third quarter of 2022.

•	Servicing portfolio UPB totaled $88.7 billion as of December 31, 2022, down 30.9% from the fourth quarter of 2021, and down 5.8% from the third quarter of 2022.

•
Servicing portfolio delinquencies of 60 days or more of 0.9% remained relatively consistent with 0.7% in the fourth quarter of 2021 and 1.0% in the third quarter of 2022. The MSR multiple for the fourth quarter of 2022 of 6.0x increased from 4.6x in the fourth quarter of 2021 and was comparable with 5.8x in the third quarter of 2022, primarily driven by slower prepayment speeds due to higher mortgage interest rates.

•	Company’s available liquidity of $662.5 million as of December 31, 2022.

•	In October, 2022, we completed the previously announced sale of our ownership stake in Longbridge Financial for a purchase price of approximately $38.9 million in cash.

•
In December, 2022, HPC completed the previously announced sale of its equity interests in HPAM and its wholly owned subsidiary HPMAC. The purchase price for this transaction was $3.2 million in cash. The sale resulted in a $2.8 million gain.

•	During the fourth quarter, we sold approximately $6 billion UPB of our Ginnie Mae servicing for proceeds totaling $87.8 million.

Full Year 2022 Highlights

•	Funded origination volume was $27.7 billion, compared to $96.2 billion in 2021.

•	Total revenue, net of $255.6 million, compared to $961.5 million in 2021.

•	Total revenue in the Origination segment of $114.6 million, compared to $750.6 million in 2021.

•	Gain on sale margin attributable to channels, before giving effect to the impact of capital markets and other activity, was 60 basis points, compared to 85 basis points in 2021.

•
Total expenses of $434.9 million included $14.2 million restructuring and $10.8 million goodwill impairment charges. Excluding those charges, total expense improved 45.5% versus 2021 due to the Company’s cost management initiatives.

•	Net loss of $163.7 million (or $(1.18) per basic and diluted share), compared to net income of $166.3 million (or $1.19 per basic and diluted share) in 2021.

Origination Segment

Home Point Capital’s Origination segment originates and sells residential real estate mortgage loans. These loans are sourced through two channels. The primary channel is Wholesale, where the Company works with mortgage brokerages to source new customers. The Direct channel retains serviced customers in the Home Point Capital ecosystem.

The Origination segment recorded a contribution loss of $24.2 million in the fourth quarter of 2022, compared to contribution margin of $3.4 million in the fourth quarter of 2021 and contribution loss of $44.4 million in the third quarter of 2022. For the year ended December 31, 2022, the Origination segment recorded a contribution loss of $106.9 million, compared to contribution margin of $237.0 million for 2021.

Origination Segment – Financial Highlights and Summary of Key Performance Indicators

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2022	9/30/2022	12/31/2021	2022	2021

Gain on loans, net	$(1.3)	$(10.3)	$64.2	$47.1	$585.8
Loan fee income	3.3	7.6	32.8	46.0	150.9
Interest income, net and other income	1.0	4.4	5.9	21.5	13.9
Total Origination segment revenue	3.0	1.7	102.9	114.6	750.6
Directly attributable expense	27.2	46.1	99.5	221.5	513.6
Contribution margin	$(24.2)	$(44.4)	$3.4	$(106.9)	$237.0

	For the quarter ended			For the year ended 12/31
Key Performance Indicators[1]	12/31/2022	9/30/2022	12/31/2021	2022	2021

Total Funded Origination Volume	$1,691	$4,142	$20,516	$27,680	$96,203
Total Fallout Adjusted Lock Volume	$1,403	$3,735	$17,333	$26,605	$83,145

Gain on Sale Margin (bps)[2]	22	4	59	43	90

Origination Volume by Purpose:
Purchase	83.8%	81.1%	37.5%	61.3%	31.1%
Refinance	16.2%	18.9%	62.5%	38.7%	68.9%

Third Party Partners:
Number of Broker Partners	9,259	9,116	8,012	9,259	8,012
Number of Correspondent Partners[3]	N/A	N/A	676	N/A	676

(1) See Appendix for additional volume and gain on sale information by channel.
(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, and interest income (expense), net for the Origination segment.
(3) Number of Correspondent Partners from whom the Company purchased loans is not applicable for the third and fourth quarters of 2022 and full year ended 12/31/2022 due to the sale of the Correspondent channel on June 1, 2022.

Servicing Segment

Home Point Capital’s Servicing segment generates revenue through contractual fees earned by performing daily administrative and management activities for mortgage loans that were primarily sourced by the Company’s Originations segment. These loans are serviced on behalf of investors/guarantors, primarily Fannie Mae, Freddie Mac and Ginnie Mae. In February 2022, Homepoint announced an agreement with ServiceMac, LLC (“ServiceMac”) pursuant to which ServiceMac will subservice all mortgage loans underlying MSRs held by Homepoint. Substantially all of Homepoint’s servicing staff has transitioned to ServiceMac providing customers with continuity and the same high-quality service. ServiceMac began subservicing newly originated agency loans for Homepoint in the second quarter of 2022. The transition of the balance of the agency portfolio and all of the Ginnie Mae portfolio to ServiceMac was completed in the third quarter of 2022. ServiceMac performs servicing functions on Homepoint’s behalf, but Homepoint continues to hold the MSRs.

The Servicing segment generated a contribution margin of $15.3 million in the fourth quarter of 2022, compared to $74.4 million in the fourth quarter of 2021 and $3.2 million in the third quarter of 2022.

Servicing Segment – Financial Highlights and Key Performance Indicators

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2022	9/30/2022	12/31/2021	2022	2021

Loan servicing fees	$61.2	$60.1	$83.6	$265.3	$331.4
Interest income, net and other income	5.9	4.1	0.4	12.2	2.1
Total Servicing segment revenue	67.1	64.2	84.0	277.5	333.5
Directly attributable expense	13.0	14.8	15.9	58.0	70.9
Primary Margin	54.1	49.4	68.1	219.5	262.6
Change in MSR fair value: amortization	(20.8)	(28.7)	(66.7)	(131.8)	(307.6)
Adjusted contribution margin	33.3	20.7	1.4	87.7	(45.0)
Change in MSR fair value: mark-to-market, net of hedge	(18.0)	(17.5)	73.0	34.1	230.7
Contribution margin	$15.3	$3.2	$74.4	$121.8	$185.7

	For the quarter ended[1]			For the year ended 12/31
Key Performance Indicators	12/31/2022	9/30/2022	12/31/2021	2022	2021

MSR servicing portfolio - UPB	$88,669	$94,088	$128,360	$88,669	$128,360
Average MSR servicing portfolio - UPB	$91,378	$92,302	$127,096	$108,514	$108,318
MSR servicing portfolio - Units	315,478	331,264	425,989	315,478	425,989
Weighted average coupon rate	3.35%	3.30%	2.96%	3.35%	2.96%
60+ days delinquent, incl. forbearance	0.9%	1.0%	0.7%	0.9%	0.7%
MSR multiple	6.0	5.8	4.6	6.0	4.6

(1) Figures as of period end, except "Average MSR servicing portfolio - UPB" which is average for the period.

Balance Sheet and Liquidity Highlights

Home Point Capital had available liquidity of $662.5 million as of December 31, 2022, comprising $97.2 million of cash and cash equivalents and $565.2 million of undrawn capacity from its mortgage servicing rights line of credit and other credit facilities. The Company had total warehouse capacity of $2.8 billion, and unused capacity of $2.3 billion as of December 31, 2022, compared to total capacity of $7.5 billion, and unused capacity of $2.8 billion as of December 31, 2021 and total capacity of $3.2 billion, and unused capacity of $2.3 billion as of September 30, 2022. In light of the recent decline in the Origination volumes, the Company continues to strategically rightsize its warehouse lines of credit in order to minimize associated costs and more efficiently operate in the environment of rising interest rates and increased competition.

($mm)	As of
	12/31/2022	9/30/2022	12/31/2021

Cash and cash equivalents	$97.2	$130.3	$171.0
Mortgage servicing rights (at fair value)	$1,402.5	$1,492.5	$1,525.1
Warehouse lines of credit	$496.5	$870.6	$4,718.7
Term debt and other borrowings, net	$942.1	$941.3	$1,226.5
Total shareholders' equity	$603.4	$639.1	$776.6

Dividend and Stock Repurchase Program

During the quarter, the Company did not repurchase any shares under its $8.0 million stock repurchase program, which expired on December 31, 2022.

Home Point Capital’s board of directors (the “Board”) intends to reassess the payment of cash dividends on a quarterly basis. Future determinations to declare and pay cash dividends, if any, will be made at the discretion of the Board and will depend on a variety of factors, including general macroeconomic, business and financial market conditions; applicable laws; the Company’s financial condition, results of operations, contractual restrictions, capital requirements, and business prospects; and other factors the Board may deem relevant at the time.

Conference Call and Webcast

Members of Home Point Capital’s management team will host a conference call and live webcast on Thursday, March 9, 2023 at 8:30 a.m. ET to review the Company’s financial results for the fourth quarter and fiscal year ended December 31, 2022.

The conference call may be accessed by dialing (877) 423-9813 (toll-free) or (201) 689-8573 (international), using the passcode 13733909. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast will also be available and can be accessed through the Investor Relations section of Home Point Capital’s website at investors.homepoint.com.

An investor presentation will be referenced during the call, and it will be available prior to the call through the Investor Relations section of Home Point Capital’s website.

A telephonic replay of the call will be available approximately two hours after the live call through Thursday, March 16, 2023 by dialing (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 13733909. To access a replay of the webcast, please visit Events in the Investor Relations section of Home Point Capital’s website.

About Home Point Capital

Home Point Capital is the parent company of Homepoint, one of the nation’s leading mortgage originators and servicers, putting people front and center of the homebuying and homeownership experience. The Company supports successful homeownership as a crucial element of broader financial security and well-being through delivering long-term value beyond the loan. Founded in 2015 and headquartered in Ann Arbor, Michigan, Homepoint works with a nationwide network of more than 9,200 mortgage broker partners with deep knowledge and expertise about the communities and customers they serve.

Home Point Financial Corporation d/b/a Homepoint. NMLS No. 7706 (For licensing information, go to: nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, "Homepoint" in KY, LA, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation, 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866.

Forward Looking Statements
This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs, the industry in which we operate and other similar matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Forward-looking statements are not guarantees of future performance, are based upon assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others: our reliance on our financing arrangements to fund mortgage loans and otherwise operate our business; the dependence of our loan origination and servicing revenues on macroeconomic and U.S. residential real estate market conditions; the requirement to repurchase mortgage loans or indemnify investors if we breach representations and warranties; counterparty risk; the requirement to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances; risks related to any subservicer; competition for mortgage assets that may limit the availability of desirable originations, acquisitions and result in reduced risk-adjusted returns; our ability to continue to grow our loan origination business or effectively manage significant increases in our loan production volume; difficult conditions or disruptions in the mortgage-backed securities (“MBS”), mortgage, real estate and financial markets; competition in the industry in which we operate; our ability to acquire loans and sell the resulting MBS in the secondary markets on favorable terms in our production activities; our ability to adapt to and implement technological changes; the effectiveness of our risk management efforts; our ability to detect misconduct and fraud; any failure to attract and retain a highly skilled workforce, including our senior executives; our ability to obtain, maintain, protect and enforce our intellectual property; any cybersecurity risks, cyber incidents and technology failures; material changes to the laws, regulations or practices applicable to reverse mortgage programs operated by the Federal Housing Administration (“FHA”) and the U.S. Department of Housing and Urban Development; our vendor relationships; our failure to deal appropriately with various issues that may give rise to reputational risk, including legal and regulatory requirements; any employment litigation and related unfavorable publicity; exposure to new risks and increased costs as a result of initiating new business activities or strategies or significantly expanding existing business activities or strategies; the impact of changes in political or economic stability or by government policies on our material vendors with operations in India; our ability to fully utilize our net operating loss (“NOL”) and other tax carryforwards; any challenge by the Internal Revenue Service of the amount, timing and/or use of our NOL carryforwards; possible changes in legislation and the effect on our ability to use the tax benefits associated with our NOL carryforwards; the impact of other changes in tax laws; the impact of interest rate fluctuations; risks associated with hedging against interest rate exposure; the impact of any prolonged economic slowdown, recession or declining real estate values; risks associated with financing our assets with borrowings; risks associated with a decrease in value of our collateral; the dependence of our operations on access to our financing arrangements, which are mostly uncommitted; risks associated with the financial and restrictive covenants included in our financing agreements; risks associated with changes in the London Inter-Bank Offered Rate reporting practices and the use of alternative reference rates; our ability to raise the debt or equity capital required to finance our assets and grow our business; risks associated with derivative financial instruments; our ability to comply with continually changing federal, state and local laws and regulations; the impact of revised rules and regulations and enforcement of existing rules and regulations by the Consumer Financial Protection Bureau; the impact of revised rules and regulations and enforcement of existing rules and regulations by state regulatory agencies; our ability to comply with the Government-Sponsored Enterprises (“GSE”), FHA, U.S. Department of Veterans Affairs (“VA”) and U.S. Department of Agriculture (“USDA”) guidelines and changes in these guidelines or GSE and Government National Mortgage Association (“Ginnie Mae”) guarantees; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as Ginnie Mae, the FHA or the VA, the USDA, or GSEs such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; our ability to comply with the regulations applicable to our investment management subsidiary; the impact of private legal proceedings; risks associated with our acquisition of mortgage servicing rights; the impact of our counterparties terminating our servicing rights under which we conduct servicing activities; risks associated with higher risk loans that we service; our ability to foreclose on our mortgage assets in a timely manner or at all; and the effects of the COVID-19 pandemic on our business. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as such risk factors may be amended, supplemented, or superseded from time to time by other reports filed by the Company with the Securities and Exchange Commission. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date thereof. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Consolidated Statements of Income (Loss)
($ in millions, except per share data)
(Unaudited)

($mm, except per share values)	For the quarter ended			For the year ended 12/31
	12/31/2022	9/30/2022	12/31/2021	2022	2021

(Loss) gain on loans, net	$(1.3)	$(10.3)	$64.0	$47.1	$585.8
Loan fee income	3.3	7.6	32.8	46.0	150.9
Interest income	15.4	21.5	39.5	91.4	136.5
Interest expense	(23.9)	(26.3)	(46.8)	(112.3)	(169.4)
Interest expense, net	(8.5)	(4.8)	(7.3)	(20.9)	(32.9)
Loan servicing fees	61.2	60.1	83.6	265.3	331.4
Change in fair value of mortgage servicing rights	(38.8)	(46.2)	6.3	(97.7)	(76.8)
Other income	3.3	1.9	1.1	15.8	3.1
Total revenue, net	19.2	8.3	180.5	255.6	961.5

Compensation and benefits	29.1	62.8	98.7	256.9	494.2
Loan expense	1.9	4.0	12.1	21.9	63.9
Loan servicing expense	11.3	11.2	5.1	35.4	27.4
Production technology	3.3	3.7	6.8	16.2	31.9
General and administrative	11.2	12.5	20.9	60.3	95.5
Depreciation and amortization	2.8	2.6	2.6	10.7	10.1
Impairment of goodwill	—	10.8	—	10.8	—
Other expenses	3.5	8.1	6.0	22.7	29.6
Total expenses	63.1	115.7	152.2	434.9	752.6

(Loss) income before income tax	(43.9)	(107.4)	28.3	(179.3)	208.9
Pre-tax margin	(229)%	(1294)%	16%	(70)%	22%
Income tax benefit (expense)	$7.1	$25.0	$(7.7)	$41.9	$(58.0)
(Loss) income from equity method investment	$—	$(11.9)	$(1.3)	$(26.3)	$15.4
Net (loss) income	$(36.8)	$(94.3)	$19.3	$(163.7)	$166.3
Net margin	(192)%	(1136)%	11%	(64)%	17%
(Loss) earnings per share:
Basic	$(0.27)	$(0.68)	$0.14	$(1.18)	1.19
Diluted	$(0.27)	$(0.68)	$0.14	$(1.18)	1.19
Basic weighted average common stock outstanding (mm)	138.4	138.4	139.1	138.6	139.2
Diluted weighted average common stock outstanding (mm)	138.4	138.4	140.8	138.6	140.0

Adjusted income statement metrics [1]:
Adjusted revenue	$37.2	$13.9	$106.2	$195.2	$746.2
Adjusted net (loss) income	$(21.7)	$(80.9)	$(33.8)	$(189.8)	$(0.3)
Adjusted net margin	(58)%	(582)%	(32)%	(97)%	—%

(1) Non-GAAP measures. See non-GAAP reconciliation for a reconciliation of each measure to the nearest GAAP measure.

Consolidated Balance Sheet
($ in millions)
(Unaudited)

($mm)	As of
	12/31/2022	9/30/2022	12/31/2021

Assets:
Cash and cash equivalents	$97.2	$130.3	$171.0
Restricted cash	11.3	18.1	36.8
Cash and cash equivalents and Restricted cash	108.5	148.4	207.8
Mortgage loans held for sale (at fair value)	643.0	917.8	5,107.1
Mortgage servicing rights (at fair value)	1,402.5	1,492.5	1,525.1
Property and equipment, net	11.7	13.4	21.9
Accounts receivable, net	124.7	167.7	129.1
Derivative assets	25.6	72.2	84.4
Goodwill	—	—	10.8
Government National Mortgage Association loans eligible for repurchase	85.9	194.5	65.2
Assets held for sale	—	38.9	63.7
Other assets	36.2	36.8	43.2
Total assets	$2,438.1	$3,082.2	$7,258.3

Liabilities and Shareholders’ Equity:
Warehouse lines of credit	496.5	870.6	4,718.7
Term debt and other borrowings, net	942.1	941.3	1,226.5
Accounts payable and accrued expenses	64.3	82.9	138.2
Government National Mortgage Association loans eligible for repurchase	85.9	194.5	65.2
Deferred tax liabilities	183.9	193.9	229.8
Derivative liabilities	4.1	92.8	26.7
Other liabilities	57.9	67.1	76.6
Total liabilities	1,834.7	2,443.1	6,481.7

Shareholders’ Equity:
Common stock	—	—	—
Additional paid in capital	513.6	512.5	523.8
Retained earnings	89.8	126.6	252.8
Treasury stock	—	—	—
Total shareholders' equity	603.4	639.1	776.6
Total liabilities and shareholders' equity	$2,438.1	$3,082.2	$7,258.3

Volume and Margin Detail by Channel

VOLUME DETAIL BY CHANNEL
($mm)	For the quarter ended			For the year ended 12/31
	12/31/2022	9/30/2022	12/31/2021	2022	2021

Funded Origination Volume by Channel
Wholesale	$1,673.3	$4,019.9	$15,046.9	$22,393.3	$69,450.7
Correspondent	—	64.1	4,499.7	4,529.2	21,872.4
Direct	18.0	58.0	969.3	757.8	4,880.3
Total Funded Origination Volume	$1,691.3	$4,142.0	$20,515.9	$27,680.3	$96,203.4

Fallout Adjusted Lock Volume by Channel
Wholesale	$1,396.6	$3,688.8	$12,605.7	$22,132.4	$61,021.7
Correspondent	N/A	N/A	4,042.1	3,879.9	$18,827.7
Direct	6.5	45.9	684.8	592.9	$3,295.2
Total Fallout Adjusted Lock Volume	$1,403.1	$3,734.7	$17,332.6	$26,605.2	$83,144.6

GAIN ON SALE MARGIN DETAIL BY CHANNEL
($mm)	For the quarter ended
	12/31/2022		9/30/2022		12/31/2021
	$ Amount	Basis Points	$ Amount	Basis Points	$ Amount	Basis Points
Gain on Sale Margin by Channel
Wholesale	$11.6	85	$17.9	48	$76.4	61
Correspondent	N/A	N/A	N/A	N/A	7.4	18
Direct	0.2	254	$1.2	260	17.5	256
Margin Attributable to Channels	11.8	86	$19.1	51	101.3	58
Other (Loss) Gain on Sale[1]	(8.7)	(64)	$(17.4)	(47)	1.6	1
Gain on Sale Margin[2]	$3.1	22	$1.7	4	$102.9	59

(1) Includes interest income (expense), net, realized and unrealized gains (losses) on locks and mortgage loans held for sale, net hedging results, the provision for the representation and warranty reserve, and differences between modeled and actual pull-through.

(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, and interest income (expense), net for the Origination segment.

Summary Segment Results

($mm)	For the quarter ended December 31, 2022
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item	Segments Total

Revenue:
(Loss) gain on loans, net	$(1.3)	$—	$(1.3)	$—	$(1.3)	$—	$(1.3)
Loan fee income	3.3	—	3.3	—	3.3	—	3.3
Loan servicing fees	—	61.2	61.2	—	61.2	—	61.2
Change in fair value of mortgage servicing rights	—	(38.8)	(38.8)	—	(38.8)	—	(38.8)
Interest income (expense), net	1.0	5.9	6.9	(15.4)	(8.5)	—	(8.5)
Other income	—	—	—	3.3	3.3	—	3.3
Total Revenue	$3.0	$28.3	$31.3	$(12.1)	$19.2	$—	$19.2

Contribution margin	$(24.2)	$15.3	$(8.9)	$—	$(8.9)

($mm)	For the quarter ended September 30, 2022
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item	Segments Total

Revenue:
Gain on loans, net	$(10.3)	$—	$(10.3)	$—	$(10.3)	$—	$(10.3)
Loan fee income	7.6	—	7.6	—	7.6	—	7.6
Loan servicing fees	—	60.1	60.1	—	60.1	—	60.1
Change in fair value of mortgage servicing rights	—	(46.2)	(46.2)	—	(46.2)	—	(46.2)
Interest income (expense), net	4.4	4.1	8.5	(13.3)	(4.8)	—	(4.8)
Other income	—	—	—	(10.0)	(10.0)	11.9	1.9
Total Revenue	$1.7	$18.0	$19.7	$(23.3)	$(3.6)	$11.9	$8.3

Contribution margin	$(44.4)	$3.2	$(41.2)	$(77.9)	$(119.1)

($mm)	For the quarter ended December 31, 2021
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item	Segments Total

Revenue:
(Loss) gain on loans, net	$64.2	$(0.2)	$64.0	$—	$64.0	$—	$64.0
Loan fee income	32.8	—	32.8	—	32.8	—	32.8
Loan servicing fees	—	83.6	83.6	—	83.6	—	83.6
Change in fair value of mortgage servicing rights	—	6.3	6.3	—	6.3	—	6.3
Interest income (expense), net	5.9	0.6	6.5	(13.8)	(7.3)	—	(7.3)
Other income (expense)	—	—	—	(0.3)	(0.3)	1.4	1.1
Total Revenue	$102.9	$90.3	$193.2	$(14.1)	$179.1	$1.4	$180.5

Contribution margin	$3.4	$74.4	$77.8	$(50.8)	$27.0

($mm)	For the year December 31, 2022
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item	Segments Total

Revenue:
(Loss) gain on loans, net	$47.1	$—	$47.1	$—	$47.1	$—	$47.1
Loan fee income	46.0	—	46.0	—	46.0	—	46.0
Loan servicing fees	—	265.3	265.3	—	265.3	—	265.3
Change in fair value of mortgage servicing rights	—	(97.7)	(97.7)	—	(97.7)	—	(97.7)
Interest income (expense), net	21.4	12.2	33.6	(54.5)	(20.9)	—	(20.9)
Other income	0.1	—	0.1	(10.6)	(10.5)	26.3	15.8
Total Revenue	$114.6	$179.8	$294.4	$(65.1)	$229.3	$26.3	$255.6

Contribution margin	$(106.9)	$121.8	$14.9	$(220.2)	$(205.3)

($mm)	For the year December 31, 2021
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item	Segments Total

Revenue:
(Loss) gain on loans, net	$585.8	$—	$585.8	$—	$585.8	$—	$585.8
Loan fee income	$150.9	$—	$150.9	$—	$150.9	$—	$150.9
Loan servicing fees	$—	$331.4	$331.4	$—	$331.4	$—	$331.4
Change in fair value of mortgage servicing rights	$—	$(76.8)	$(76.8)	$—	$(76.8)	$—	$(76.8)
Interest income (expense), net	$13.9	$1.9	$15.8	$(48.7)	$(32.9)	$—	$(32.9)
Other income (expense)	$—	$0.2	$0.2	$18.3	$18.5	$(15.4)	$3.1
Total Revenue	$750.6	$256.7	$1,007.3	$(30.4)	$976.9	$(15.4)	$961.5

Contribution margin	$237.0	$185.8	$422.8	$(198.6)	$224.2

GAAP to Non-GAAP Reconciliations

RECONCILIATION OF TOTAL REVENUE, NET TO ADJUSTED REVENUE

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2022	9/30/2022	12/31/2021	2022	2021

Total revenue, net	$19.2	$8.3	$180.5	$255.6	$961.5
Loss from equity method investment	—	(11.9)	(1.3)	(26.3)	15.4
Change in fair value of MSR, net of hedge	18.0	17.5	(73.0)	(34.1)	(230.7)
Adjusted revenue	$37.2	$13.9	$106.2	$195.2	$746.2

RECONCILIATION OF TOTAL NET (LOSS) INCOME TO ADJUSTED NET
(LOSS) INCOME

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2022	9/30/2022	12/31/2021	2022	2021

Total net (loss) income	$(36.8)	$(94.3)	$19.3	$(163.7)	$166.3
Change in fair value of MSR, net of hedge	18.0	17.5	(73.0)	(34.1)	(230.7)
Income tax effect of change in fair value of MSR, net of hedge	(2.9)	(4.1)	19.9	8.0	64.1
Adjusted net (loss) income	$(21.7)	$(80.9)	$(33.8)	$(189.8)	$(0.3)

RECONCILIATION OF NET MARGIN TO ADJUSTED NET MARGIN

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2022	9/30/2022	12/31/2021	2022	2021

Total revenue, net	$19.2	$8.3	$180.5	$255.6	$961.5
Total net (loss) income	(36.8)	(94.3)	19.3	(163.7)	166.3
Net margin	(192)%	(1136)%	11%	(64)%	17%

Adjusted revenue	$37.2	$13.9	$106.2	$195.2	$746.2
Adjusted net (loss) income	(21.7)	(80.9)	(33.8)	(189.8)	(0.3)
Adjusted net margin	(58)%	(582)%	(32)%	(97)	—%

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin as “non-GAAP measures,” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define Adjusted revenue as Total net revenue exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge and adjusted for Income from equity method investment.

We define Adjusted net income as Net income (Loss) exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge.

We exclude changes in fair value of MSRs, net of hedge from each of Adjusted revenue and Adjusted net income (loss) as they add volatility and are not indicative of the Company’s operating performance or results of operation. This adjustment does not include changes in fair value of MSRs due to realization of cash flows, which remain in each of Adjusted revenue and Adjusted net income (Loss). Realization of cash flows occurs when cash is collected as customers make scheduled payments, partial prepayments of principal, or pay their mortgage in full.

We define Adjusted net margin by dividing Adjusted net income (Loss) by Adjusted revenue.

We believe that Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin provide useful information to investors and others in understanding and evaluating our operating results. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, or any other operating performance measure calculated in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

We believe that the presentation of Adjusted revenue, Adjusted net Income, and Adjusted net margin provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. The Company measures the performance of the segments primarily on a contribution margin basis. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin differently, and as a result, our measures of Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin may not be directly comparable to those of other companies.

Investor Relations Contact:

Home Point Capital:
Lesley Alli
investor@hpfc.com

Media Contact:

Home Point Capital:
Brad Pettiford
media@hpfc.com